Exhibit 99.1

FOR IMMEDIATE RELEASE

CELSIUS® Signs National Authorization with Largest Foodservice Procurement and Supply Chain Solutions Organization in North America with Over 85,000+ Unique Customer Locations

Adds John Berglund as Foodservice Sales Director

BOCA RATON, FL, October 15, 2019 /PRNewswire/ -- Celsius Holdings, Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced the company has hired John Berglund as Director of Sales, Foodservice, in conjunction with a recently signed partnership agreement with Foodbuy LLC, a business unit of Compass Group North America.

John Berglund brings more than three decades of experience in foodservice and vending to Celsius. His career has included service with All Seasons Services, Next Generation Vending, Compass Group, Crothall-Morrison Healthcare and most recently, Company Kitchen. In this newly created position, Berglund will lead all Foodservice efforts for the company nationally.

CELSIUS® branded drinks are now available nationally within Foodbuy LLC, a business unit of Compass Group North America. Foodbuy LLC is the largest foodservice procurement and supply chain solutions organization in North America. Celsius gains potential access to over 85,000+ unique customer locations across all Compass Group North America business units, to include Eurest, Bon Appetit Management Company, Canteen/Avenue C, and Chartwells, just to name a few.

Jon McKillop, EVP of Sales for North America, stated “Reaching consumers where they work is a crucial component to scaling our domestic business. The hiring of John Berglund will allow us to capture untapped, incremental opportunities within the foodservice channel nationally. John will be instrumental in executing against our newly minted Foodbuy agreement, along with numerous channel customers, which opens the door to some of the nation’s biggest and best foodservice operators. We are thrilled to have John on board at Celsius!”

The new channel adds incremental markets opportunities for Celsius including hospitals, airports, college campuses, restaurant chains, and casinos among others. In 2018, Foodbuy managed contracts for over $2.0 billion in cold beverages.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (NASDAQ: CELH), is a global company with a proprietary, clinically proven formula for its brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia and the newest CELSIUS®BCAA’s has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, visit CELSIUS® at www.celsius.com or Celsius Holdings, Inc., at www.celsiusholdingsinc.com.

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com